Contact:
Ann Collier
Senior Vice President, Corporate Communications
Phone: (540) 368-5970
Fax: (540) 368-5963
acollier@cfsloans.com

Investor Contact:
Gary Tiedemann
Vice President, Investor Relations
Phone: (540) 735-1235
Fax: (540) 735-1239
gtiedemann@cfsloans.com

CFS-SunTech Servicing LLC Receives ‘Exceptional Performer’ Designation
from U.S. Department of Education

Allows CFS-SunTech Lenders to Receive 100 Percent Reimbursement in Claims

FREDERICKSBURG, Va., December 21, 2005 - Collegiate Funding Services, Inc. (NASDAQ:CFSI) announced today that its wholly owned subsidiary, CFS-SunTech Servicing LLC has been designated by the U.S. Department of Education as an exceptional performer.

This designation allows the lenders for which CFS-SunTech provides services to receive 100 percent reimbursement on all claims submitted for insurance, rather than the standard 98 percent reimbursement.
To qualify as an exceptional performer, a servicer must meet and maintain an overall compliance performance rating of 97 percent or higher for servicing requirements set by the Department on federally guaranteed loans under the Federal Family Education Loan Program. The exceptional performer designation will go into effect January 1, 2006, and remain in effect for a 12-month period, subject to quarterly compliance audits.

About Collegiate Funding Services
Collegiate Funding Services is a leading education finance company dedicated to providing students and their families with the practical advice and loan solutions they need to help manage and pay for the cost of higher education. Collegiate Funding Services also offers a comprehensive portfolio of education loan products and services – including loan origination, loan servicing and campus-based scholarship and affinity marketing tools – to the higher education community. As of September 30, 2005, Collegiate Funding Services had facilitated the origination of more than $21 billion in education loans. For additional information, visit www.cfsloans.com or call 1-888-423-7562.

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Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, future or conditional verbs, such as “will,” “should,” “could” or “may” and variations of such words or similar expressions are intended to identify forward-looking statements. Among the key factors that may have a direct bearing on the company’s operating results, performance or financial condition are changes in terms, regulations and laws affecting student loans and the educational credit marketplace. Important factors that could cause the company’s actual results to differ materially from the forward-looking statements the company makes in this release are set forth in the company’s filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2005. The company undertakes no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events unless the company has an obligation to do so under the federal securities laws.

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